Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2013 Fourth Quarter and Annual Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 2, 2014--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the fourth quarter and year ended December 31, 2013. The net loss for the fourth quarter and twelve months ended December 31, 2013 was $402,000 and $350,000, respectively, compared to a net loss of $5.4 million and $7 million for the same periods of 2012, respectively. The provision for loan losses for the twelve months ended December 31, 2013, of $35,000 was significantly less than the $7.4 million for the same period in 2012. The Company had $5.0 million in net charge-offs recognized during the twelve months ended December 31, 2013 as compared to $12.0 million in net charge-offs recognized for the same period in 2012. Nonaccrual loans were $27.3 million at December 31, 2013, a decrease of $8.7 million from $36.0 million at December 31, 2012. Decreases in the loan balances during 2013 of $24.5 million including $19.3 million classified as held for sale at December 31, 2012, and decreased levels of nonperforming assets and charge-offs, resulted in lower allowance for loan losses (ALLL) as a percentage of gross loans at 2.35% or $11.6 million and 3.32% or $16.5 million as of December 31, 2013 and 2012, respectively. At December 31, 2013, 15.7% or $1.8 million of the ALLL represents specific reserves on impaired loans as compared to 32.6% or $5.4 million at December 31, 2012. Management believes the December 31, 2013 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. We believe the strengthened internal controls related to the identification and valuation of impaired loans that we put in place during 2011 continue to result in more timely recognition of impaired assets resulting in more effective resolution of the issues.

The Bank is well capitalized at December 31, 2013, with total risk based capital of 10.9%, tier 1 risk based capital of 9.7%, and leverage ratio of 5.5%. At December 31, 2012, the Bank had total risk based capital of 10.2%, tier 1 risk based capital of 8.9%, and leverage ratio of 5.0%. The Company had total risk based capital of 10.7%, tier 1 risk based capital of 6.3%, and leverage ratio of 3.6% at December 31, 2013, as compared to 10.2%, 5.9%, and 3.3%, respectively, at December 31, 2012. We recently executed a Securities Purchase Agreement with Kenneth R. Lehman, a private investor, pursuant to which we expect to raise over $20 million of new capital.

Asset Quality:

Total nonperforming assets were $35.8 million or 4.4% of total assets at December 31, 2013, as compared to $51.1 million or 5.9% of total assets at December 31, 2012. Nonperforming loans declined to $27.3 million at December 31, 2013 from $36.0 million at December 31, 2012. Foreclosed assets totaled $8.5 million at December 31, 2013, down from $15.1 million at December 31, 2012. Troubled debt restructurings (TDRs) totaled $21.3 million at December 31, 2013, and are comprised of $14.3 million which were included in nonperforming TDRs and $7 million which were performing TDRs. This compares to total TDRs at December 31, 2012 of $31.6 million comprised of $18.3 million non-performing TDRs which were included in nonaccrual loans and $13.3 million which were performing TDRs. We are in partial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.5 million and $21.2 million for the three and twelve months ended December 31, 2013, respectively, as compared to $5.7 million and $22.4 million for the same periods in 2012. Net interest margin annualized for the three and twelve months ended December 31, 2013 was 2.81% and 2.71%, respectively, as compared to 2.70% and 2.59% as of December 31, 2012. Interest expense declined to $2.1 million and $8.8 million for the three and twelve months ended December 31, 2013, respectively, as compared to $2.7 million and $12.0 million for the same periods ended December 31, 2012, due to maturing deposits repricing at lower rates and an overall shift of the portfolio mix from time deposits to demand deposits.

Non-Interest Income:

Non-interest income for the three and twelve months ended December 31, 2013 was $1.8 million and $7.2 million compared to $2.4 million and $7.4 million for the same periods in 2012. $1.5 million fewer gains were realized on sales of investments during 2013 as bond yields rose and prices fell. Sales of government guaranteed loans generated gains of $561,000 during 2013 compared to $418,000 in 2012, due to the success of our Small Business Lending Center. A gain of $586,000 was realized on the sale of two branches.

Non-Interest Expense

Non-interest expense totaled $7.7 million and $28.7 million for the three and twelve months ended December 31, 2013, respectively, as compared to $7.8 million and $29.5 million for the same periods in 2012. These decreases were primarily due to the reduced costs related to managing nonperforming assets which declined throughout 2013. In December 2013, the Company accrued $1.2 million for a settlement related to a DOJ investigation of ACH third party payment processors, which is believed to be a nonrecurring expense for the Company that is included in other operating expenses. Legal expenses approximating $700,000 related to this investigation were included in the 2013 professional fees.

Balance Sheet and Capital

Total assets of $821.5 million at December 31, 2013 decreased 5.1% from $865.5 million at December 31, 2012. Net cash, cash equivalents, and investments of $297.1 million at December 31, 2013 decreased 4.2% compared to $310.1 million at December 31, 2012. Gross loans of $492.7 million at December 31, 2013 decreased 1.0% from $497.9 million at December 31, 2012. Total deposits of $657.6 million at December 31, 2013 decreased 6.0% from $699.9 million at December 31, 2012. Total shareholders' equity was $21.6 million at December 31, 2013, a decrease of 4.6% from $22.7 million at December 31, 2012. Book value per share at December 31, 2013 was $2.71 as compared to $2.90 at December 31, 2012.

Chairman, Chief Executive Officer and President, Ayden R. Lee, Jr., notes, “We are very encouraged by our improving trends in asset quality and earnings, which are expected to continue into 2014. We greatly appreciate the ongoing support and confidence of our shareholders, customers, and employees as we carry on our long tradition of community banking.”

With $821.5 million in total assets as of December 31, 2013, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh, and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital (pursuant to the Securities Purchase Agreement or otherwise) and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177